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Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                   FOR THE THREE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                                                  ---------------------------   -------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNT         1999           1998           1999         1998
---------------------------------------------     ----------   --------------   -----------   -----------

Net income                                             $48           $142          $471          $484
Weighted average common shares outstanding         844,412        784,858       826,313       781,623
Common stock equivalents due to dilutive effect
of stock options                                         -              -             -             -
Total weighted average common shares and
common share equivalents outstanding               844,412        784,858       826,313       781,623
Basic earnings per common share and common
share equivalents                                    $0.06          $0.18         $0.57         $0.62

Diluted earnings per common share                    $0.06          $0.18         $0.57         $0.62
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